Exhibit 99.1
For Immediate Release
May 31, 2013

VALLEY HIGH MINING EXECUTES AGREEMENT TO ACQUIRE MINING LEASE IN MEXICO

Company will begin 90 day due diligence
on mining property immediately

May 31, 2013, Centennial, CO, (PR Newswire) - Valley High Mining Company (OTCQB: “VHMC”) today announced that it has executed an agreement with Grupo Bernas SA de CV, Manzanillo, Colima, Mexico (“GIUV”), to acquire the exclusive rights to develop, explore and produce mineral revenue on a mining lease held by GIUV to process the existing tailings piles located on the property. The property is located between Puerto Vallarta and Acapulco near Manzanillo.  The agreement provides for VHMC to perform due diligence on this property over the next ninety (90) days for the purpose of taking samples for assaying and removing tailings for refining tests.  VHMC has issued 100,000 shares of its common stock into trust as partial consideration for this acquisition.  These shares will be released following the completion of the due diligence activities if the Company elects to proceed with development of the property.  If and when the property begins production, the Company will also pay an 8% net revenue interest.

Andrew Telsey, the CEO and President of the Company stated “We have been reviewing opportunities in the mining industry since October and believe we have finally identified a project with limited capital risk but with a significant upside potential for our shareholders.  We intend to commence our due diligence immediately and if things go well, to begin development activities, including possibly doing some drilling to re-enter some old structures that are located on the property.”

About Valley High Mining Company:

The Company is continuing its focus on the evaluation, acquisition, exploration and development of mineral resource properties.

For further information, please visit the Company’s web site:  www.valleyhighmining.com or www.vh-mining.com, or contact:

Andrew Telsey, CEO and President
ph: (303) 282-3450
andrewtelsey@valleyhighmining.com

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.